Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS SOFTWARE SOLUTIONS SELECTED TO POWER FOUR
CLINICAL TRIALS INVOLVING TWO DRUG TREATMENTS

$3.4 million deal for etrials’ integrated eClinical solutions further demonstrates shift in the market towards single-source software providers

Morrisville, NC—April 18, 2007— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced that it has signed one of the largest contracts for its integrated eClinical solutions in the company’s history. The contract could result in revenue to etrials of approximately $3.4 million over the next 24 months, if the trials and treatments contemplated by the contract are fully implemented with etrials.

The agreement with a U.S.-based pharmaceutical company will enable the company to capture, manage, integrate and analyze trial data using etrials’ electronic data capture (EDC) electronic diary (eDiary), and interactive voice/web response (IVR) software solutions. The company will implement etrials’ solutions in three Phase III trials and one Phase II trial related to gastroenterology therapeutics. The trials will include up to 400 sites and 1700 subjects, and will require eDiary deployment on up to 1300 mobile devices to capture patient reported outcomes in North America and Eastern Europe.

The U.S.-based pharmaceutical company selected etrials’ solutions because etrials was able to provide an integrated platform for electronic data capture, electronic patient reported outcomes on wireless mobile devices, patient enrollment/randomization, and drug supply management while simplifying the clinical trial process. The company also valued etrials’ extensive gastroenterology experience, its software’s ease of use, advanced functionality and customer service that was trusted to best help the company to achieve its goals more quickly and ensure the data integrity of its trials.

“This pharmaceutical company is an innovator in the treatments for multiple system diseases, and etrials is pleased to design and execute an electronic clinical trial strategy for it,” said John Cline, CEO of etrials. “We believe this will be the first of many agreements we’ll have with this company and look forward to future collaborations.”

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.

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etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and used with permission.

Forward-Looking Statements
This announcement may contain forward-looking statements, including statements regarding the expected number and size of clinical trials expected to be covered by a new contract. These statements involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by the client, utilization of our software and services by clients to a lesser degree than is currently expected and early termination of the contract, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” Section of the Form 8-K/A filed on March 31, 2006. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contact:
Investors: Ashton Partners Lauren Murphy 617.275.8745 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com